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                               NASHUA CORPORATION
                (Name of Registrant as Specified In Its Charter)

                             THE NEWCASTLE PARTNERS'
                           VALUE REALIZATION COMMITTEE


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                                       -2-

LETTER TO NASHUA CORP. FROM NEWCASTLE
PARTNERS' VALUE REALIZATION COMMITTEE

DALLAS, April 17/PRNewswire/ -- The following letter was sent to Nashua Corporation's (NYSE:NSH - news) chairman by The Newcastle Partners' Value Realization Committee:

               The Newcastle Partners' Value Realization Committee
                          c/o Newcastle Partners, L.P.
                           4514 Cole Avenue, Suite 600
                               Dallas, Texas 75205


April 15, 2000


VIA FAX TO: (603) 880-2633
--------------------------

Gerald G. Garbacz
Chairman of the Board of Directors
Nashua Corporation
44 Franklin Street
Nashua, New Hampshire

Dear Gerry:

Thank you for inviting us to submit to you in writing the proposal we outlined to you over the telephone Saturday afternoon. As we discussed with you on Saturday, our motivation in making this proposal is to avert an outcome which, in our view, serves no one's best interests, but which now seems highly likely: the current board is forced to relinquish control of the company; but the company it relinquishes control of has been dramatically and irrevocably transformed, notwithstanding substantial concerns on the part of shareholders.

In hopes of averting this outcome, and in hopes of bringing about the shareholder-oriented review of the company and its prospects, including the Rittenhouse acquisition, that has been our objective, we propose to you the following:

            The current board agrees to postpone closing of the Rittenhouse acquisition until such time as described below;

            The current board agrees to support the election of two of our nominees to the board;

            The current board agrees to name our two nominees, if and when elected to the board, and one member of the current board (other than yourself) to a special committee of the board to (a) review the company and its prospects, including the Rittenhouse acquisition, and (b) make a recommendation to the board regarding the company and its prospects, including the Rittenhouse acquisition;


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            The current  board  agrees to take  immediately  whatever  corporate action, if any, is necessary to:

                        Remove the company's "poison pill";

                        Enable shareholders to act by written consent;

                        Enable shareholders to call a special meeting;

            The current board agrees that, if the special committee recommends to the board some course of action other than the acquisition of Rittenhouse as presently structured, it will not close the acquisition within 90 days of the special committee making its recommendation;

            The Newcastle Partners' Value Realization Committee agrees to withdraw two of its nominees for election to the board at this year's annual shareholders meeting;

            The Newcastle Partners' Value Realization Committee agrees that, if the special committee recommends to the board the acquisition of Rittenhouse as presently structured, the company may proceed with the acquisition immediately after receipt of the special committee's recommendation;

            The Newcastle Partners' Value Realization Committee agrees that, if the special committee has not made a recommendation to the board on or before June 30, 2000, the special committee will be disbanded and the company may proceed with the acquisition of Rittenhouse immediately thereafter.

We sincerely hope you will give this proposal your serious consideration.

We would be pleased to respond to any questions or comments it prompts at your convenience.

                                                Sincerely,


                                                /s/ Mark E. Schwarz
                                                Mark E. Schwarz
                                                The Newcastle Partners' Value
                                                Realization Committee